EXECUTION VERSION

DEPOSIT PURCHASE AGREEMENT
between
AXOS BANK
and
SMBC MANUBANK

FEBRUARY 12, 2026

This document has been prepared solely to facilitate discussions of a possible transaction among the parties identified herein. It is not intended, and shall not be deemed, to constitute an offer or agreement, or to create legally binding or enforceable obligations, of any type or nature. No such offer, agreement or obligations shall be made or created among the parties identified herein, except pursuant to a written agreement executed and delivered by such parties to each other.
--i--

TABLE OF CONTENTS
ARTICLE I

DEFINITIONS; CONSTRUCTION
Section 1.1    Definitions    1
Section 1.2    Interpretation    7
ARTICLE II

DEPOSITS
Section 2.1    Transfer and Assumption of Deposits    8
Section 2.2    Account Opening; Interest on Deposits    8
Section 2.3    Assumption of Other Liabilities    9
ARTICLE III

CLOSING PAYMENT AND ADJUSTMENTS
Section 3.1    Closing Payment    9
Section 3.2    Estimated Closing Payment; Final Closing Payment    10
ARTICLE IV

THE CLOSING
Section 4.1    Closing Time and Place    11
ARTICLE V

REPRESENTATIONS AND WARRANTIES OF SELLER
Section 5.1    Organization    12
Section 5.2    Authority; Capacity    12
Section 5.3    Consents and Approvals    12
Section 5.4    Non-Contravention    13
Section 5.5    Litigation and Related Matters    13
Section 5.6    Deposits    13
Section 5.7    Records    14
Section 5.8    Regulatory Matters    14
Section 5.9    Necessary Permits    14
Section 5.10    No Brokers or Finders    14
Section 5.11    No Other Representations or Warranties    14
-i-

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Section 6.1    Organization    15
Section 6.2    Authority; Capacity    15
Section 6.3    Consents and Approvals    15
Section 6.4    Non-Contravention    16
Section 6.5    Regulatory Matters    16
Section 6.6    Litigation and Related Matters    16
Section 6.7    Financing    16
Section 6.8    Eligibility    16
Section 6.9    No Other Representations or Warranties    16
ARTICLE VII

COVENANTS
Section 7.1    Conduct of the Business    17
Section 7.2    Efforts; Regulatory Filings and Other Actions    17
Section 7.3    Direct Deposits    19
Section 7.4    Direct Debit    19
Section 7.5    Customer Claims    20
Section 7.6    Conversion of Deposits    21
Section 7.7    Further Assurances    21
Section 7.8    Notice of Changes    21
Section 7.9    Confidentiality    21
Section 7.10    Publicity    23
Section 7.11    Customer Notices    23
Section 7.12    Non-Solicitation of Customers.    24
Section 7.13    Seller Intellectual Property    24
Section 7.14    Data Processing    24
Section 7.15    Insurance    25
Section 7.16    Release    25
Section 7.17    Post-Closing Matters    25
ARTICLE VIII

TAX MATTERS
Section 8.1    Tax Representations    26
Section 8.2    Proration of Taxes    26
Section 8.3    Transfer Taxes    26
Section 8.4    Interest Reporting and Withholding    26

-ii-

Section 8.5    Information Returns    27
Section 8.6    Cooperation    27
ARTICLE IX

CLOSING CONDITIONS
Section 9.1    Conditions to Obligations of Each Party to Close    27
Section 9.2    Conditions to Obligation of Seller to Close    28
Section 9.3    Conditions to Obligation of Purchaser to Close    28
ARTICLE X

TERMINATION
Section 10.1    Termination    29
Section 10.2    Effect of Termination    30
ARTICLE XI

MISCELLANEOUS
Section 11.1    Survival    30
Section 11.2    Indemnification by Seller    31
Section 11.3    Indemnification by Purchaser    31
Section 11.4    Third Party Claim Procedures    32
Section 11.5    Direct Claim Procedures.    33
Section 11.6    Calculation of Damages.    33
Section 11.7    No Right to Set-Off.    34
Section 11.8    Exclusivity    34
Section 11.9    Entire Agreement; Amendment    34
Section 11.10    Binding Effect; Assignment; No Third-Party Beneficiaries    35
Section 11.11    Specific Performance    35
Section 11.12    Counterparts    35
Section 11.13    Notices    35
Section 11.14    Provisions Separable    37
Section 11.15    Expenses    37
Section 11.16    Deadlines    37
Section 11.17    Delays or Omissions    37
Section 11.18    Currency Matters    37
Section 11.19    Waiver of Jury Trial    38
Section 11.20    Governing Law; Consent to Jurisdiction    38
Section 11.21    Non-Recourse    39

-iii-

PURCHASE AGREEMENT
PURCHASE AGREEMENT (this “Agreement”), dated as of February 12, 2026, by and between SMBC MANUBANK, a California-chartered non-member bank (“Seller”), and Axos Bank, a federal savings association (“Purchaser”).
RECITALS
A.    WHEREAS, Seller operates Jenius Bank, a digital banking business (the “Business”), as a division of Seller.
B.    WHEREAS, Seller desires to transfer to Purchaser, and Purchaser desires to accept from Seller and to assume the Jenius Bank Deposits, in accordance with the terms and conditions of this Agreement.
NOW, THEREFORE, in consideration of the premises and the mutual promises and covenants contained herein, and subject to the terms and conditions set forth herein, the parties hereto hereby agree as follows:
Article I

DEFINITIONS; CONSTRUCTION
Section 1.1Definitions. This Agreement uses the following definitions:
“Accrued Interest” means, as of any date, with respect to a Jenius Bank Deposit, interest which is accrued on such Jenius Bank Deposit to but excluding such date and not yet posted to the relevant deposit account.
“Affiliate” means, with respect to any person, any other person that directly, or through one or more intermediaries, controls, is controlled by or is under common control with, such person. For purposes of this definition and the definition of “Subsidiary”, “control” means, as used with respect to any person, possession of the power to direct or cause the direction of the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise, including, but not limited to, as the term “control” is defined under, and interpreted in accordance with, Section 2(a)(2) of the BHC Act (12 U.S.C. § 1841(a)(2)).
“Agreement” has the meaning set forth in the Preamble.
“Assignment and Assumption Agreement” has the meaning specified in Section 4.1(b)(3).
“Assumed Liabilities” has the meaning specified in Section 2.3(a).
“BHC Act” means the Bank Holding Company Act of 1956.

“Business” has the meaning set forth in the Recitals.
“Business Day” means any day excluding Saturday, Sunday and any day on which the Federal Reserve Bank of New York is closed for business.
“Closing” has the meaning specified in Section 4.1(a).
“Closing Date” has the meaning specified in Section 4.1(a).
“Closing Deposit Balance” has the meaning specified in Section 3.1(a)(1).
“Closing Payment” has the meaning specified in Section 3.1(a).
“Code” means the U.S. Internal Revenue Code of 1986.
“Confidentiality Agreement” means the Confidentiality and Non-Disclosure Agreement, dated as of December 4, 2025, by and between Seller and Purchaser.
“Customer Claims Period” has the meaning specified in Section 7.5(a).
“Dataroom” means the electronic data room established for “Project Aster” at ShareFile.com.
“Deposit Premium” has the meaning specified in Section 3.1(a)(2).
“Disclosure Schedule” means, with respect to Purchaser or Seller, the disclosure schedules delivered by it to the other before the execution and delivery of this Agreement setting forth, among other things, items the disclosure of which is required under this Agreement, either in response to an express disclosure requirement of a provision of this Agreement or as an exception to one or more of the representations and warranties or covenants of this Agreement; provided that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation will not be considered an admission by the disclosing party that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception, fact, event or circumstance or that such item has had or would, individually or in the aggregate, reasonably be expected to have a material adverse effect on the ability of Seller or Purchaser to consummate the transactions contemplated by this Agreement, as the case may be; provided, further, that an item disclosed by either party against any representation or warranty in such party’s Disclosure Schedule shall be deemed to be a disclosure against any other representation or warranty of such party in this Agreement and incorporated by reference in any other Disclosure Schedule or section of a Disclosure Schedule as though fully set forth therein to the extent that the relevance of such disclosure is reasonably apparent from the face of such disclosure in such party’s Disclosure Schedule. Without limiting the foregoing, no reference to, or disclosure of, a possible breach or violation of any contract or Law shall be construed as an admission or indication that a breach or violation exists or has actually occurred. The Disclosure Schedules delivered pursuant to this Agreement are being delivered solely in connection with the Agreement, and no person may rely on any matters set forth in any Disclosure Schedule other than the receiving party.
“Effective Time” means the time at which Closing occurs.
“Enforceability Exception” has the meaning specified in Section 5.2.
“Estimated Closing Payment” has the meaning specified in Section 3.2(b).
“Excluded Taxes” means (i) any Taxes of Seller or any of its Affiliates for or applicable to any period, (ii) any Taxes of, or relating to, the Assumed Liabilities for, or applicable to, the Pre-Closing Period, and (iii) any Transfer Taxes for which Seller is responsible pursuant to Section 8.3.
“FDIC” means the Federal Deposit Insurance Corporation.
“Final Closing Payment” has the meaning specified in Section 3.2(d).
“Final Statement” has the meaning specified in Section 3.2(c).
“Finally Determined” means (a) in respect of any Third Party Claim, that such claim has been resolved by (i) a written settlement entered into in accordance with this Agreement or (ii) a judicial decision, arbitral award or binding order of a Governmental Entity with competent jurisdiction (in each case without any possibility of appeal or where the time for appeal has expired) and (b) in respect of any other claim, that such claim has been resolved by (i) a written agreement between the Indemnifying Party and the Indemnified Party or (ii) a judicial decision or binding order of a Governmental Entity with competent jurisdiction (in each case without any possibility of appeal or where the time for appeal has expired).
“Governmental Entity” means any multinational, federal, provincial, territorial, state, regional, local, domestic or foreign agency, court, tribunal, administrative body, arbitration panel, department or other legislative, judicial, governmental, quasi-governmental entity or any commodity exchange, futures exchange, contract market, any other similar exchange or any self-regulatory body or organization.
“Indemnified Party” has the meaning specified in Section 11.4.
“Indemnifying Party” has the meaning specified in Section 11.4.
“Intellectual Property” means all of the following: (a) trademarks; (b) patents and patent applications, including all re-issuances, continuations, continuations in-part, divisionals, revisions, provisionals, renewals, extensions and reexaminations thereof; (c) copyrights and registrations and applications for registration of the foregoing, together with all renewals, extensions, reversions, restorations, derivative works and moral rights in connection with the foregoing; and (d) trade secrets and know-how.
“IRS” means the U.S. Internal Revenue Service.
“Jenius Bank Deposit(s)” means, as of any date, deposit liabilities with respect to deposit accounts booked by Seller at, and assigned to, the Business and that have been opened by a customer at the Business (and that have not been closed) as of such date. [REDACTED] the Dataroom contains a list of Jenius Bank Deposits as of January 23, 2026 and indicates for each Jenius Bank Deposit the accountholder, the account number and outstanding principal balance thereof.
“Knowledge” means (a) with respect to Purchaser, the knowledge of Derrick Walsh , Greg Garrabrants, and Johnny Lai, in each case, after reasonable inquiry; and (b) with respect to Seller, the knowledge of Michael Delune, after reasonable inquiry.
“Law” means any law, statute, ordinance, rule, regulation, code, order, judgment, injunction or decree enacted, issued, adopted, applied, promulgated, enforced or entered by a Governmental Entity.
“Losses” means, collectively, damages, losses, actions, suits, judgments, settlements, interest, penalties, Taxes and costs and expenses; provided that, notwithstanding the foregoing, “Losses” shall not include any special, consequential, incidental, indirect, punitive or exemplary damages or other similar forms of damages, including actual or potential lost profits, diminution in value or multiple of earnings or other financial metrics, except to the extent actually required to be paid pursuant to a Third Party Claim that has been Finally Determined.
“Necessary Permits” has the meaning specified in Section 5.9.
“Outside Date” means September 30, 2026.
“Person” or “person” means any individual, firm, corporation, partnership, limited liability company, incorporated or unincorporated association, joint venture, joint stock company, Governmental Entity or other entity of any kind.
“Post-Closing Period” means any taxable period beginning after the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period beginning after the Closing Date.
“Pre-Closing Period” means any taxable period ending on or before the Closing Date and, with respect to a Straddle Period, the portion of such Straddle Period ending on and including the Closing Date.

“Purchaser” has the meaning specified in the Preamble.
“Purchaser Disclosure Schedules” means the Disclosure Schedules delivered by Purchaser to Seller in accordance with the terms and conditions of this Agreement.
“Purchaser Regulatory Approvals” means the notices to and approvals of Governmental Entities set forth on the Purchaser Regulatory Approvals Schedule.
“Purchaser Releasee” has the meaning specified in Section 7.16.
“Records” means, as to the Jenius Bank Deposits, all records evidencing the Jenius Bank Deposits and the customers making the Jenius Bank Deposits, including without limitation all agreements governing the Jenius Bank Deposit accounts (including Deposit Account Agreements); provided, however, that Records shall not include (i) general books of account and books of original entry that comprise Seller’s permanent tax records, (ii) the books and records that Seller is required to retain pursuant to any applicable Law or order, (iii) the personnel files and records relating to Seller’s employees’ or (iv) any other books and records of Seller or any of its Affiliates that cannot, without unreasonable effort or expense, be separated from books and records maintained by Seller or any of its Affiliates in connection with the businesses of Seller and its Affiliates that are not being sold hereunder; provided that, with respect to any books and records covered by this subclause (iv), Purchaser shall be permitted to request copies of portions of such books and records to the extent information set forth therein relates to the Jenius Bank Deposits and is reasonably necessary in connection with Purchaser’s operation or administration of its business relating thereto; and provided, further, that Seller and its Affiliates shall have the right to retain a copy of all such records and documents regarding the Jenius Bank Deposits to the extent necessary to comply with applicable law or regulation or tax or accounting requirements, and such records and other documents shall continue to be subject to the confidentiality provisions of this Agreement.
“Regulatory Approvals” means, collectively, the Seller Regulatory Approvals and the Purchaser Regulatory Approvals.
“Seller” has the meaning specified in the Preamble.
“Seller Disclosure Schedules” means the Disclosure Schedules delivered by Seller to Purchaser in accordance with the terms and conditions of this Agreement.
“Seller Regulatory Approvals” means the notices to and approvals of Governmental Entities set forth on the Seller Regulatory Approvals Schedule (the “Seller Regulatory Approvals Schedule”).
“Seller Releasee” has the meaning specified in Section 7.16.

“Straddle Period” means any taxable period beginning on or before the Closing Date and ending after the Closing Date.
“Subsidiary” means, with respect to any specified person, any other person that is directly or indirectly controlled by such specified person, including such control as defined under the BHC Act, or of which 25% or more of the equity interests or voting power thereof are owned or controlled by such specified person.
“Tax” or “Taxes” means any tax, levy, governmental fee or other like assessment or charge of any kind whatsoever, including any national, federal, provincial, territorial, state, local and foreign income, profits, license, severance, occupation, windfall profits, capital gains, capital stock, transfer, registration, social security (or similar), production, franchise, net worth or gross receipts, payroll, sales, harmonized sales, goods and services, employment, use, conveyance, real and personal property, excise, value added, estimated, stamp, alternative or add-on minimum, environmental, withholding and any other tax, together with all interest, penalties and additions imposed with respect to such amounts, and any liability for any of the foregoing as a transferee or successor.
“Tax Return” means any return, declaration, report, claim for refund, election, estimate, information return, statement or other document filed or required to be filed with any Taxing Authority relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxing Authority” means any Governmental Entity having or purporting to exercise jurisdiction or collection or management functions with respect to any Tax.
“Third Party Claim” has the meaning specified in Section 11.4.
“Transfer Taxes” means all national, federal, provincial, territorial, state and local and all foreign or other excise, sales, use, transfer (including real property transfer), stamp, documentary, intangible, recording, filing, registration, filing, value-added and other similar Taxes and fees that may be imposed or assessed in connection with the transactions contemplated under this Agreement, together with any interest, additions or penalties with respect thereto and any interest in respect of such additions or penalties.
“Warranty Amount” has the meaning specified in Section 7.5(c).
“Warranty Claim” means any liability for any warranty (including any warranty regarding altered items or forged or missing endorsements) of Seller to another financial institution under applicable law, including the Uniform Commercial Code, Regulation CC of the Federal Reserve Board, Regulation J of the Federal Reserve Board, any Operating Circular of the Federal Reserve Board, the rules or policies of any clearinghouse, and any other warranty provisions promulgated under state, federal or other applicable law, relating to any draft, image deposit, check, negotiable order of withdrawal or similar item drawn on or deposited and credited to a Jenius Bank Deposit account.
Section 1.2Interpretation.
(a)In this Agreement, except as context may otherwise require, references: (1) to the Preamble, Recitals, Articles, Sections, Exhibits or Schedules refer, respectively, to the Preamble to, a Recital, Article or Section of or Exhibit or Schedule to, this Agreement; (2) to “this Agreement” are to this Agreement, the Disclosure Schedules and the Exhibits and any other Schedules to it, taken as a whole; (3) to the “transactions contemplated hereby” include the transactions provided for in this Agreement; (4) to any agreement (including this Agreement) or contract are to the agreement or contract as amended, modified, supplemented, restated or replaced from time to time, to the extent permitted by the terms thereof (provided, that with respect to any agreement or contract set forth in the Disclosure Schedules, all such amendments, modifications, supplements, restatements and replacements must also be set forth on such Disclosure Schedules and, together with such agreement or contract, made available to the other party); (5) to any applicable Law refer to such applicable Law as amended, modified, supplemented or replaced from time to time (and, in the case of statutes, include any rules and regulations promulgated under such statute) and references to any section of any applicable Law or other Law include any successor to such section; (6) to any Governmental Entity include any successor to that Governmental Entity; (7) to the words “hereof”, “herein”, “hereto”, “hereinafter” and “hereunder” and words of similar import, when used in this Agreement, shall refer to this Agreement as a whole and not to any particular provision of this Agreement; (8) to the words “include,” “includes,” or “including”, when used in this Agreement, shall be deemed to be followed by the words “without limitation”; (9) to the terms defined in the singular have a comparable meaning when used in the plural, and vice versa; (10) to the terms “dollars”, “cents” and the character “$” mean U.S. dollars and cents; (11) to any gender include all genders and the neuter; (12) whenever the phrase “made available,” “delivered” or words of similar import are used in reference to a document, it shall mean a true and complete copy of the document (and not only a summary) was made available to Purchaser and its representatives in an accessible folder in the Dataroom at least twenty-four (24) hours prior to the execution of this Agreement; (13) references to “ordinary course” or “ordinary course of business” (or similar references) shall be deemed to be followed by the words “consistent with past practice” where such words are not explicitly stated; and (14) to the word “fraud” shall mean actual fraud under Delaware Law.
(b)The table of contents and headings of this Agreement are for reference purposes only and do not limit or otherwise affect any of the provisions of this Agreement.
(c)This Agreement is the product of negotiation by the parties, each having the assistance of counsel and other advisers. The parties intend that this Agreement and any provision of this Agreement not be construed more strictly with regard to one party than with regard to any other.
(d)No provision of this Agreement is to be construed to require, directly or indirectly, any person to take any action, or omit to take any action (including disclosure of any information), to the extent such action or omission would violate or contravene applicable Law or applicable requirements of any Governmental Entity (including applicable limitations on the disclosure of confidential supervisory information).
Article II

DEPOSITS
Section 2.1Transfer and Assumption of Deposits. At the Closing and effective as of the Effective Time, subject to the terms and conditions of this Agreement, Seller will convey, assign, transfer and deliver to Purchaser, and Purchaser will accept from Seller, all of Seller’s right and interest in, to and under all Jenius Bank Deposits, and Purchaser agrees to assume, pay, perform and discharge, as they become due, the duties, responsibilities, obligations or liabilities of Seller in respect of the Jenius Bank Deposits. At Closing, Seller shall also sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and accept, all of Seller’s title and interest in and to the Records.
Section 2.2Account Opening; Interest on Deposits. Purchaser agrees to open an account for each depositor, in such depositor’s name, with a balance equal to the amount of such depositor’s Jenius Bank Deposit as of the Effective Time and on the same terms and conditions as were applicable to the Jenius Bank Deposits immediately prior to the Closing. From and after the Closing Date, Purchaser shall pay interest that accrues on the Jenius Bank Deposits in accordance with the terms and conditions of the agreements applicable to such Jenius Bank Deposits or, if not otherwise prescribed in writing, at the rate, if any, in effect for such Jenius Bank Deposits as of the Closing Date. This Section 2.2 is not intended to be construed as a limitation of Purchaser's ability to change the terms and conditions applicable to the Jenius Bank Deposits after the Closing Date; provided, that, such changes are (a) not in violation of the terms and conditions of any agreements applicable to such Jenius Bank Deposits, and (b) in accordance with all applicable federal and state Laws, including, without limitation, those governing advance customer notification.
Section 2.3Assumption of Other Liabilities.
(a)At the Closing and effective as of the Effective Time, subject to the terms and conditions of this Agreement, Purchaser will assume and will pay, perform and discharge, as they become due, the following duties, responsibilities, obligations or liabilities of Seller to be discharged, performed, satisfied or paid on or after the Closing Date (together with the Jenius Bank Deposits, collectively, the “Assumed Liabilities”):
(1)liabilities for Taxes of, or relating to, the Assumed Liabilities (other than Excluded Taxes)
(b)Notwithstanding anything to the contrary set forth in this Agreement, neither Purchaser nor any of its Affiliates will assume any liability or obligation of Seller or any of Seller’s Affiliates or in each case any predecessor thereof or any prior owner of all or part of such person’s businesses that is not an Assumed Liability.
Article III

CLOSING PAYMENT AND ADJUSTMENTS
Section 3.1Closing Payment.
(a)On the terms and subject to the conditions set forth in this Agreement, Seller shall pay, or cause to be paid, to Purchaser, by electronic wire transfer in an amount in U.S. dollars (as adjusted pursuant to Section 3.2, the “Closing Payment”) equal to:
(1)the aggregate balance of all Jenius Bank Deposits as of the Effective Time, PLUS Accrued Interest with respect to such Jenius Bank Deposits as of the Effective Time (the “Closing Deposit Balance”), MINUS
(2)[REDACTED]% of the average aggregate daily closing balance of the Jenius Bank Deposits (in each case, including Accrued Interest) for the period commencing thirty (30) calendar days prior to the Closing Date and concluding on the day preceding the Closing Date) (the “Deposit Premium”)
(b)The Closing Deposit Balance and the Deposit Premium will each be determined in accordance with Seller’s accounting principles, policies, and practices (including as they pertain to allocating deposits to the Business) used for purposes of regulatory reporting on form FFIEC 041 - Consolidated Reports of Condition and Income (i.e., call report). Purchaser shall have the right to review such accounting principles, policies and practices of Seller and may provide Seller with comments in respect thereof, and Seller shall consider in good faith any such comments from Purchaser and such comments shall be reflected in the determination of the Closing Deposit Balance and the Deposit Premium if, based on Seller’s good faith assessment, such changes are warranted or would be warranted for regulatory reporting purposes. The provisions of this Article III will govern exclusively the determination of the Closing Payment and the related calculations of the components thereof.

Section 3.2Estimated Closing Payment; Final Closing Payment.
(a)The parties hereto acknowledge that the precise aggregate balance of all Jenius Bank Deposits as of the Effective Time cannot be determined until a date after the Closing Date on account of certain uncollected funds and other contingencies affecting an accurate determination of such balance as of such date. Accordingly, the parties hereto agree that the Closing Payment shall be paid by Seller to Purchaser as follows:
(b)Seller will pay to Purchaser at the Closing, by wire transfer in immediately available funds to an account designated by Purchaser, an amount equal to Closing Deposit Balance MINUS the Deposit Premium computed as if the Effective Time occurred at the close of business on the first Business Day prior to the Closing Date (such amount, the “Estimated Closing Payment”). At 8:00 a.m. Eastern Time on the Closing Date (or earlier, to the extent reasonably practicable), Seller shall deliver to Purchaser a statement (the “Pre-Closing Statement”) showing the computation of the Estimated Closing Payment.
(c)After the Closing, the parties hereto shall cooperate with all reasonable requests of the other (including giving the other party commercially reasonable access to the books and records and knowledgeable employees of the other) in the prompt determination of the final Closing Deposit Balance and the Deposit Premium, after taking into account any increase or decreases in the amount of the Jenius Bank Deposits on account of necessary adjustments, chargebacks, account credit, account debits, uncollected funds or otherwise, whether initially received by Seller or by Purchaser. Seller shall deliver to Purchaser a statement (the “Final Statement”) showing the computation of the Closing Payment, together with a reconciliation to the Estimated Closing Payment, no later than thirty (30) days following the Closing Date.
(d)If Purchaser has any objections to the Final Statement, it shall give written notice of such objections to Seller no later than thirty (30) calendar days following receipt of such Final Statement, in which case the parties hereto shall act diligently and in good faith to resolve all of such party’s objections. If the parties are unable to resolve such objections within such thirty (30) day period, the parties hereto shall submit their dispute to an independent public accounting firm of recognized international standing, that shall resolve such dispute and deliver a statement in respect thereof as soon as practicable (and the fees and expenses of such accounting firm shall be shared equally by Purchaser and Seller). The Closing Payment, as finally determined by mutual agreement of the parties hereto or such accounting firm, as the case may be, shall be conclusive and binding on the parties hereto (the “Final Closing Payment”). Not later than one (1) Business Day following the determination of the Final Closing Payment, (i) if the Estimated Closing Payment is less than the Final Closing Payment, then Seller shall deliver to Purchaser the amount of such deficit, and (ii) if the Estimated Closing Payment is greater than the Final Closing Payment, then Purchaser shall deliver to Seller the amount of such excess.

(e)All payments to be made pursuant to this Section 3.2 shall be made by wire transfer of immediately available funds to an account specified by the recipient of such funds.
Article IV

THE CLOSING
Section 4.1Closing Time and Place.
(a)The closing of the transactions contemplated by this Agreement (the “Closing”), shall take place by electronic exchange of documents (by “portable document format,” email or other form of electronic communication) all of which will be deemed originals on the first Friday that is at least three (3) Business Days following the date on which all conditions set forth in Article IX (excluding any such conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or waiver of such conditions) have been satisfied or waived, or (2) such other date as Purchaser and Seller may agree in writing (in either case, the “Closing Date”). The Closing shall be deemed effective as of the Effective Time.
(b)At the Closing:
(1)Seller will pay or cause to be paid to Purchaser the Estimated Closing Payment in accordance with Section 3.1(a) and Section 3.2(b);
(2)Seller will deliver to Purchaser an electronic file that indicates for each Jenius Bank Deposit the accountholder, the account number and outstanding principal balance thereof, and a certification that such file is true and correct as of a mutually agreed upon recent date and time;
(3)Seller will deliver to Purchaser, and Purchaser will deliver to Seller, a duly executed counterpart to an Assignment and Assumption Agreement, in substantially the form attached hereto as Exhibit 4.1 (the “Assignment and Assumption Agreement”); and
(4)Seller and Purchaser will deliver the certificates referred to in Section 9.3(c) and Section 9.2(c), respectively.
Article V

REPRESENTATIONS AND WARRANTIES OF SELLER
Except as set forth in in the Seller Disclosure Schedules, Seller represents and warrants to Purchaser as of the date hereof as follows:

Section 5.1Organization. Seller is a California chartered non-member bank, and is duly organized, validly existing and in good standing under the Laws of California. Seller has all requisite legal power and authority to use its legal or other business names, own its assets and properties and carry on its business (including the Business) as currently conducted by it and is duly qualified to do business and in good standing (to the extent such phrase is applicable to it) as a foreign entity in each jurisdiction where its ownership of its assets and properties and the conduct of its business (including the Business) as currently conducted by it requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 5.2Authority; Capacity. Seller has the power and authority to enter into and perform its obligations under this Agreement and any other documents or instruments executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto, and the execution, delivery and performance hereof and thereof, have been duly authorized and approved (or when executed, will have been duly authorized and approved) by all necessary action on the part of Seller, and this Agreement and any other documents or instruments executed pursuant hereto, constitute, or when executed will constitute, the valid and binding obligations of Seller (assuming due authorization, execution and delivery by Purchaser), enforceable against Seller in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other Laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of Law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies (each of the foregoing, an “Enforceability Exception”).
Section 5.3Consents and Approvals. The execution, delivery and performance by Seller of this Agreement does not require, and will not require, any termination of any waiting period, notice to, action by or in respect of, or filing with, any Governmental Entity by Seller or any of its Subsidiaries, other than any filing in connection with the approvals or non-objections of the Governmental Entities listed on the Seller Regulatory Approvals Schedule, except where the failure to take any such action or make any such filing would not, individually or in the aggregate, be material to the Business and is not reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.
Section 5.4Non-Contravention. Subject to obtaining any necessary consents or approvals described in Section 5.3, the execution, delivery and performance of this Agreement by Seller does not and will not (a) conflict with or violate the governing documents of Seller; (b) violate or constitute (with or without due notice or lapse of time or both) a default under any applicable Law or order of any Governmental Entity; or (c) violate or constitute (with or without due notice or lapse of time or both) a default under, result in the, or give rise to a right of, termination, modification, revocation or cancellation of or payment under, result in the loss of rights or benefits under, or accelerate the obligations or require a consent under, any contract of Seller or any Necessary Permit, except in the case of (b) and (c), except as would not, individually or in the aggregate, have a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement.
Section 5.5Litigation and Related Matters. There are no, and since January 1, 2024, there have not been any, actions, suits, proceedings, or material governmental or regulatory investigations, whether civil, criminal or administrative, pending, threatened in writing, or, to the Knowledge of Seller, threatened orally against Seller and related to the Business, except as would not, individually or in the aggregate, be material to the Jenius Bank Deposits and is not reasonably likely to prevent or materially delay the consummation of the transactions contemplated hereby.
Section 5.6Deposits. All of the Jenius Bank Deposit accounts have been administered and originated, in compliance in all material respects with the documents governing the Jenius Bank Deposit accounts and all applicable laws. The Jenius Bank Deposit accounts are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, and all premiums and assessments required to be paid in connection therewith have been paid in full when due. To Seller’s knowledge, all Jenius Bank Deposit account contracts have actually been signed or executed by all necessary parties (including by digital signature or authentication) and are genuine. To Seller’s knowledge, there are no Jenius Bank Deposit accounts that are subject to any judgment, decree or order of any Governmental Entity other than those arising in the ordinary course of business. Each Jenius Bank Deposit account balance and interest accrued as shown on the Records are true and correct as of the last date shown thereon. No Jenius Bank Deposit account is subject to any promotion, premium, offer, agreement, term or condition that mandates that any particular interest rate apply thereto, or that the applicable interest rate be stabilized for any period.
Section 5.7Records. The Records accurately reflect in all material respects as of their respective dates the Jenius Bank Deposits being transferred to Purchaser hereunder. The Records include all customer and customer-related information reasonably necessary to service the Jenius Bank Deposits on an ongoing basis and as may be required under applicable Law in all material respects. Seller has made available to Purchaser true and correct copies of all agreements governing the Jenius Bank Deposit accounts transferred hereunder.
Section 5.8Regulatory Matters. There are no pending, threatened in writing, or, to the Knowledge of Seller, threatened disputes, controversies or other matters between or involving the Business and any Governmental Entity that (i) would be expected to prevent or materially delay any party from being able to perform its obligations under this Agreement or (ii) would impair the validity or impair, prevent or materially delay consummation of this Agreement or the transactions contemplated hereby.
Section 5.9Necessary Permits. Seller has, and since January 1, 2024, has had, all material permits, licenses and approvals of all Governmental Entities (i) necessary to operate the Business as operated in all material respects or (ii) the absence of which would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby ((i) and (ii), collectively, the “Necessary Permits”), which are in full force and effect in all material respects, and no nonrenewal, suspension or cancellation of any such permit, license or approval has been threatened in writing or, to the Knowledge of Seller, orally, and there are no proceedings pending or, to the Knowledge of Seller, threatened orally which would reasonably be expected to result in such nonrenewal, suspension or cancellation. Seller and the Business are in compliance in all material respects with the terms of the Necessary Permits and no condition exists that with or without notice or lapse of time or both would constitute a default under, the Necessary Permits.
Section 5.10No Brokers or Finders. Except for RBC Capital Markets, whose fees will be paid by Seller or an Affiliate of Seller, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who is entitled to any fee or commission in connection with the transactions contemplated hereby.
Section 5.11No Other Representations or Warranties. Except as expressly set forth in this Article V, neither Seller nor any other person on behalf of any Seller has made or makes any express or implied representations or warranties. Seller represents, acknowledges and agrees that in making its decision to enter into this Agreement and to consummate the transactions contemplated hereby, it has relied solely upon the express representations and warranties of Purchaser set forth in Article VI and has not relied on any other statement of information, whether or not provided by Purchaser and its representatives.
Article VI

REPRESENTATIONS AND WARRANTIES OF PURCHASER
Except as set forth in the Purchaser Disclosure Schedules, Purchaser represents and warrants to Seller as of the date hereof as follows:
Section 6.1Organization. Purchaser is a federal savings association and is duly organized, validly existing and in good standing under the laws of California. Purchaser has all the requisite legal power and authority to use its legal or other business names, own its assets and properties and, in each case on the terms and conditions set forth in this Agreement and as of immediately following the Closing, to assume the Jenius Bank

Deposits and is duly qualified to do business and in good standing (to the extent such phrase is applicable to it) as a foreign entity in each jurisdiction where its ownership of its assets and properties and the assumption of the Jenius Bank Deposits as of immediately following the Closing requires such qualification, except where the failure to be so qualified would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Section 6.2Authority; Capacity. Purchaser has the power and authority to enter into and perform its obligations under this Agreement, and any other documents or instruments executed pursuant hereto. This Agreement and any other documents or instruments executed pursuant hereto, and the execution, delivery and performance hereof and thereof have been duly authorized and approved (or when executed, will have been duly authorized and approved) by all necessary action on the part of Purchaser, and this Agreement and any other documents or instruments executed pursuant hereto, constitute, or when executed will constitute, the valid and binding obligations of Purchaser (assuming due authorization, execution and delivery by Seller), enforceable against Purchaser in accordance with their terms, except as enforcement may be limited by any applicable Enforceability Exceptions.
Section 6.3Consents and Approvals.
(a)The execution, delivery and performance by Purchaser of this Agreement does not require, and will not require, any termination of any waiting period, notice to, action by or in respect of, or filing with, any Governmental Entity by Purchaser or any of its Subsidiaries, other than the Purchaser Regulatory Approvals.
(b)As of the date hereof, neither Purchaser nor any of its Affiliates has received any written or oral indication from any Governmental Entity that such Governmental Entity would oppose or refuse to grant or issue its consent or approval, if required, with respect to the transactions contemplated hereby and does not have any reason to believe that, if requested, any Governmental Entity required to approve the transactions contemplated hereby would oppose or not grant or issue its consent or approval on a timely basis customary for a transaction and purchaser of this nature.
Section 6.4Non-Contravention. Subject to obtaining the Purchaser Regulatory Approvals, the execution, delivery and performance of this Agreement by Purchaser does not and will not (a) conflict with, or result in any violation of, any provision of the governing documents of Purchaser, (b) violate or constitute (with or without due notice or lapse of time or both) a default under any applicable Law or order of any Governmental Entity, or (c) violate or constitute (with or without due notice or lapse of time or both) a default under, result in the, or give rise to a right of, termination, modification, revocation or cancellation of or payment under, result in the loss of rights or benefits under, or accelerate the obligations or require a consent under, any contract of Purchaser or any of its Subsidiaries, except in the case of (b) and (c), as would not, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Section 6.5Regulatory Matters. As of the date hereof, there are no pending or, to the Knowledge of Purchaser, threatened proceedings or disputes between Purchaser or any of its Affiliates and any Governmental Entity, that (1) would reasonably be expected to prevent or, subject to the requirement to obtain Regulatory Approvals, delay Purchaser from being able to perform its obligations under this Agreement or (2) would reasonably be expected to impair the validity or, subject to the requirement to obtain Regulatory Approvals, delay the consummation of this Agreement or the transactions contemplated hereby.
Section 6.6Litigation and Related Matters. There are no, and since January 1, 2024, there have not been, any actions, suits, proceedings, or material governmental or regulatory investigations, whether civil, criminal or administrative, pending, threatened in writing or, to the Knowledge of Purchaser, threatened orally, against Purchaser or its Affiliates which would, individually or in the aggregate, have a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.
Section 6.7Financing. On the Closing Date, Purchaser or its applicable Affiliate will have sufficient cash, available lines of credit or other sources of immediately available funds to enable it to assume the Jenius Bank Deposits.
Section 6.8Eligibility. Based on Purchaser’s due diligence of the information available to it, Purchaser reasonably believes it has, as of the date hereof, and will have, as of the Closing Date (subject in each case to any applicable conformance period under applicable Law or granted by a Governmental Entity that extends beyond the Closing Date), all requisite authority under applicable Law to acquire the Jenius Bank Deposits, assuming receipt of the Regulatory Approvals.
Section 6.9No Other Representations or Warranties. Except for the representations and warranties expressly set forth in Article V, Seller has not made and is not making, and shall not be construed as having made or making, any express or implied representation or warranty of any nature to Purchaser at law or in equity, with respect to matters relating to Seller or any other Person, their respective businesses or any other matter related to or in connection with the transactions contemplated hereby, and, as a substantial inducement to Seller’s willingness to enter into this Agreement, Purchaser hereby represents, warrants, covenants and agrees, and expressly disclaims reliance on, any such other representations or warranties (including as to the accuracy or completeness of any information provided to Purchaser). Without limiting the generality of the foregoing, Purchaser acknowledges and agrees that Seller has not made nor is making any representation or warranty with respect to (1) any projections, estimates or budgets delivered to or made available to Purchaser of future revenues, future results of operations

(or any component thereof), future cash flows or future financial condition (or any component thereof) of the Business in respect of the Jenius Bank Deposits or the Assumed Liabilities or (2) any other information or documents made available to Purchaser whether orally or in writing (including in the “data room”, functional “break-out” discussions, responses to questions submitted on behalf of Purchaser or otherwise) with respect to the Jenius Bank Deposits or the Assumed Liabilities (including as to the accuracy or completeness of any such information or documents), except for the representations and warranties expressly set forth in Article V.
Article VII

COVENANTS
Section 7.1Conduct of the Business. From the date hereof until the earlier of the Closing Date or the termination of this Agreement, Seller will use its reasonable best efforts to cause the Jenius Bank Deposit accounts to be operated in the ordinary course of business consistent with past practice (including, for the avoidance of doubt, by continuing to accept deposits in respect of existing Jenius Bank Deposit accounts in accordance with Seller’s customary policies and practices, and subject to applicable legal and regulatory requirements); provided, that, Seller may in its sole discretion restrict or prohibit the opening of Jenius Bank Deposit accounts and shall have no obligation under this Agreement to accept deposits in respect of Jenius Bank Deposit accounts that are not existing as of the date hereof.
Section 7.2Efforts; Regulatory Filings and Other Actions.
(a)From the date hereof until the earlier of the Closing Date, or the termination of this Agreement, each of the parties agrees to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable (and in any event no later than the Outside Date) the transactions contemplated hereby and to cooperate with the other parties in connection with the foregoing. Without limiting the generality of the foregoing, each of the parties shall use its reasonable best efforts to: (1) obtain all Regulatory Approvals as promptly as practicable; (2) to lift or rescind as promptly as practicable any injunction or restraining order or other order of any Governmental Entity prohibiting the parties from consummating the transactions contemplated hereby; (3) effect all necessary registrations and filings with any Governmental Entity, if any, to consummate the transactions contemplated by this Agreement; and (4) fulfill, as promptly as practicable, all of the conditions to the obligations of the other party to consummate the transactions contemplated by this Agreement set forth in Article IX.
(b)Without limiting this Section 7.2, but subject to the remainder of this Section 7.2(b), Purchaser (x) shall use its reasonable best efforts to (1) take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to obtain the Regulatory Approvals, including entering into any agreements with, or taking any actions required pursuant to any agreement with, any Governmental Entity with respect to any Regulatory Approval to the extent necessary to consummate the transactions contemplated hereby; (2) avoid a decision by a Governmental Entity to open an investigation and, if applicable, to cause a Governmental Entity to close its investigation; (3) effect all necessary registrations and filings with any Governmental Entity, if any, to consummate the transactions contemplated hereby; and (4) lift or rescind any injunction or restraining order or other order of any Governmental Entity prohibiting the parties from consummating the transactions contemplated hereby in accordance with the terms of this Agreement, in each case of clauses (1)-(4) as promptly as practicable (and, subject to the following proviso, in any event reasonably in advance of the Outside Date so as to allow the Closing to occur prior to the Outside Date), allowing reasonable time to evaluate and negotiate proposed remedies, and (y) shall not, and shall cause its Subsidiaries not to, make any material acquisition (by merging or consolidating with, or by purchasing a substantial portion of the assets of or equity in, any person) that would reasonably be expected to materially delay the receipt by Purchaser of the Regulatory Approvals. None of Purchaser, Seller or their respective Affiliates, or their respective partners, officers, directors, managers or employees shall be required to execute or enter into or perform any action or undertaking pursuant to this Section 7.2 that is not contingent upon Closing; provided, that Seller shall be required to take all such actions and undertakings with respect to the Jenius Bank Deposits requested by Purchaser in writing so long as such actions or undertakings are subject to and conditioned on the Closing and do not require any fees, costs or expenses to be borne by Seller or its Affiliates prior to the Closing, other than fees, costs or expenses concurrently reimbursed by Purchaser.
(c)The parties agree that they shall cooperate in preparing, submitting, filing, updating and publishing (as applicable), as expeditiously as possible, all applications, notifications and report forms as may be required by any Governmental Entity under applicable Law with respect to the transactions contemplated by this Agreement, including those of any applicable federal, provincial, territorial, state or foreign regulatory agency; provided that each party will use its reasonable best efforts to file by a target date of fifteen (15) days following the date of this Agreement, or as promptly as practicable thereafter, any application, notice or report required to be filed by such party with any Governmental Entity with respect to any Regulatory Approval. The parties further covenant and agree not to extend any waiting period associated with any Regulatory Approval or enter into any agreement with any Governmental Entity not to consummate the transactions contemplated by this Agreement, except with the prior written consent of the other party hereto or as required by applicable Law. All registration and filing fees relating to the Regulatory Approvals shall be borne by Purchaser.
(d)Each party shall, to the extent permitted by applicable Law, (1) permit the other party to review in advance, and consider in good faith the views of the other party in connection with, any filing with or substantive written communication to any

Governmental Entity in connection with obtaining a Regulatory Approval and (2) provide the other party with copies of all filings made by such party, and all material correspondence between such party (and its advisors) with any Governmental Entity and any other information supplied by such party and such party’s Affiliates to a Governmental Entity or received from such a Governmental Entity in connection with the transactions contemplated hereby. Each party agrees that it will use reasonable best efforts to keep the other party fully informed with respect to all applications and developments related thereto, and, where reasonably practicable under the circumstances, give the other party reasonable advance notice of, and, whenever appropriate, practicable and permitted by applicable Law, invite the other party (and give due consideration in good faith to any reasonable request of the other party) to participate in, any meetings or discussions held with any Governmental Entity related to transactions contemplated hereby. Notwithstanding the foregoing, a party may reasonably designate any competitively sensitive material provided to the other party in connection with seeking a Regulatory Approval as “outside counsel only.” Such materials and the information contained therein shall be given only to the outside legal counsel of the recipient party, and the recipient party shall cause such outside counsel not to disclose such materials or information to any employees, officers, directors, Affiliates, members, partners, equity holders or other representatives of the recipient party or any of its Affiliates, unless express written permission is obtained in advance from the source of the materials.
Section 7.3Direct Deposits. Purchaser and Seller shall cooperate in good faith to determine the method and timing for remitting to Purchaser and settling, for a 60-day period following the Closing Date, Automated Clearing House direct deposits and FedWire direct deposits relating to accounts constituting Jenius Bank Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Jenius Bank Deposits to Purchaser hereunder.
Section 7.4Direct Debit. Purchaser and Seller shall cooperate in good faith to determine the method and timing for forwarding to Purchaser and settling, for a 60-day period following the Closing Date, all direct debits relating to accounts constituting Jenius Bank Deposits, as well as such other matters relating thereto as may be necessary or advisable for purposes of assuring an orderly transition of ownership of the Jenius Bank Deposits to Purchaser hereunder.
Section 7.5Customer Claims.
(a)In instances where a depositor of a Jenius Bank Deposit made an assertion of error regarding an account constituting a Jenius Bank Deposit account pursuant to federal regulations or Seller’s internal policies and procedures, and, prior to the Closing, Seller recredited the disputed amount to the relevant account during the conduct of the error investigation, during the one hundred and twenty (120) calendar days following the Closing (the “Customer Claims Period”), Purchaser shall comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller where the depositor is determined by Seller to be liable for such disputed amount; provided that Purchaser agrees with Seller’s determination (such agreement not to be unreasonably withheld, conditioned or delayed).
(b)During the Customer Claims Period, in instances where (i) a depositor of a Jenius Bank Deposit makes, or prior to Closing has made, an assertion of error regarding an account constituting a Jenius Bank Deposit account pursuant to federal regulations or Seller’s internal policies and procedures that was alleged to have occurred prior to Closing, and (ii) Seller determines in accordance with its internal policies and procedures to recredit the disputed amount to such depositor, Seller shall transfer to Purchaser the disputed amount and Purchaser shall credit the relevant account of the depositor in an amount equal to the disputed amount. In instances where, during the Customer Claims Period, Seller determines that the depositor is liable for such disputed amount, Purchaser shall comply with a written request from Seller to debit such account in an amount equal to the disputed amount and remit such amount to Seller; provided that Purchaser agrees with Seller’s determination (such agreement not to be unreasonably withheld, conditioned or delayed).
(c)From the Closing Date through the third anniversary thereof, Seller or its Affiliates, as applicable, shall promptly notify Purchaser upon learning of any Warranty Claim, and Seller and Purchaser shall cooperate to resolve any Warranty Claims, including, where Purchaser (in consultation with Seller) reasonably determines appropriate, by Purchaser debiting such Jenius Bank Deposit account for the amount at issue in the applicable Warranty Claim (the “Warranty Amount”) or otherwise using commercially reasonable efforts to obtain the Warranty Amount from such Jenius Bank Deposit accountholder to the extent such accountholder remains an accountholder of a Jenius Bank Deposit assumed by Purchaser under this Agreement. Purchaser, where Purchaser reasonably determines appropriate, shall promptly remit to Seller the Warranty Amount, or the maximum amount Purchaser is able to debit such account by or to otherwise obtain from such Jenius Bank Deposit accountholder, if less than the Warranty Amount.
Section 7.6Conversion of Deposits. Purchaser shall use its best efforts to convert the Jenius Bank Deposits on Seller’s data processing system to Purchaser’s data processing system as promptly as practicable, such conversion to be effective on the first Business Day following the Closing Date, and Seller shall provide all assistance reasonably requested by Purchaser in connection with such conversion.

Section 7.7Further Assurances. The parties agree that, from time to time, whether before, on or after the Closing Date, consistent with the terms and conditions hereof, Seller and Purchaser agree to execute and deliver and/or record and file any additional documents, agreements or instruments, and use reasonable best efforts to take such other actions as the other reasonably requests in order to fully implement the transactions contemplated by this Agreement.
Section 7.8Notice of Changes.
(a)From the date hereof until the Closing Date, Purchaser shall promptly advise Seller, and Seller shall promptly advise Purchaser of (1) any change or event that would or would be reasonably likely to give rise, individually or in the aggregate, to the failure of a condition set forth in (i) Section 9.1, (ii) with respect to Seller, Section 9.2, or (iii) with respect to Purchaser, Section 9.3; or (2) to the extent permitted by applicable Law and to the Knowledge of Purchaser or Seller, as applicable, any governmental complaints, any change or event, including investigations or hearings (or communications indicating that the same may be contemplated) or the institution or the threat of significant litigation or status of any contract consent or authorization relating to the transactions contemplated hereby.
(b)Notwithstanding anything to the contrary in this Agreement, (i) a party’s good faith failure to comply with its obligations under this Section 7.8 shall not provide the other party with a right not to effect the transactions contemplated by this Agreement, except, in each case, to the extent that the underlying material breach of a representation, warranty or covenant would independently provide such right and (ii) the delivery of any notice pursuant to this Section 7.8 shall not limit or otherwise affect the remedies available hereunder to the recipient party.
Section 7.9Confidentiality.
(a)Following the Closing Date, Purchaser shall hold, and shall cause its directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity or relevant stock exchange (including in connection with a regulatory examination), and not use for any purposes other than in connection with the transactions contemplated herein, (1) the terms of this Agreement and (2) all non-public records, books, contracts, instruments, computer data and other data and information relating to Seller and Seller’s business other than the Jenius Bank Deposits (or, if required under a contract with a third party, such third party) furnished to it by Seller or their representatives pursuant to the Confidentiality Agreement or otherwise in connection with the transactions contemplated by this Agreement (except to the extent that such information can be shown to have been (i) previously known by Purchaser on a non-confidential basis; (ii) in the public domain through no fault of Purchaser; (iii) made available to Purchaser or its Affiliates by a third party source that is not known by Purchaser to be under any obligations of confidentiality in respect of such information; or (iv) derived or developed independently without use of the foregoing information described in clauses (1) and (2)), and Purchaser shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Entity.
(b)To the extent permitted by applicable Law, Purchaser will notify Seller promptly upon becoming aware that any of the information described above (x) has been requested by a Governmental Entity and shall work in good faith with Seller to seek confidential treatment for or other protective order to prevent the disclosure of any of the confidential information described above or (y) has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.9). Purchaser shall use reasonable best efforts to minimize (e.g., through redaction) any such disclosure and, if applicable, shall make an appropriate request that such information be afforded confidential treatment under applicable Law.
(c)Following the Closing Date, Seller shall hold, and shall cause its partners, directors, officers, employees, agents, consultants and advisors to hold, in strict confidence, except to the extent compelled to disclose by judicial or administrative process or, based on the advice of its counsel, by other requirements of applicable Law or the applicable requirements of any Governmental Entity (including in connection with a regulatory examination), and not use for any purposes other than in connection with the transactions contemplated herein, the terms of this Agreement and all other non-public records, books, contracts, instruments, computer data and other data and information relating to the Jenius Bank Deposits (or, if required under a contract with a third party, such third party) in Seller’s or their representatives’ possession (except to the extent that such information may be required to be disclosed under applicable Law to a Governmental Entity or otherwise or become in the public domain through no fault of Seller), and Seller shall not release or disclose such information to any other person, except its auditors, attorneys, financial advisors, bankers, other consultants and advisors with a duty of confidentiality and, to the extent permitted above, any Governmental Entity. To the extent permitted by applicable Law, Seller will notify Purchaser promptly upon becoming aware that any of the information described above (i) has been requested by a Governmental Entity and shall work in good faith with Purchaser to seek confidential treatment for or other protective order to prevent the disclosure of any of the confidential information described above or (ii) has been disclosed to or obtained by a third party (otherwise than as permitted by this Section 7.9). Seller shall use reasonable best efforts to minimize (e.g., through redaction) any such disclosure and, if applicable, shall make an appropriate request that such information be afforded confidential treatment under applicable Law.
Section 7.10Publicity. The parties hereto shall coordinate with each other in advance as to the form and content of any external communication, including any communication intended for dissemination or to reach, or reasonably expected to be disseminated or to reach, members of the public or any party’s customers regarding the transactions contemplated by this Agreement (it being understood that any communication can be used that is substantially based on any material or information that has previously been approved). Neither party shall, directly or indirectly through their respective Affiliates or representatives, disseminate any such communication without the prior approval of the other, which approval shall not be unreasonably withheld or delayed, except that nothing of this Agreement shall prevent the parties hereto from making any public disclosures required, after consultation with counsel, to comply with any applicable Law or stock exchange requirements or the requirements or requests of any Governmental Entity; provided that, in each case, to the extent possible under the circumstances, the party making such disclosure consults with the other party, and considers in good faith the views of the other party, before doing so.
Section 7.11Customer Notices.
(a)As soon as commercially practicable after the receipt of all Regulatory Approvals (or such other time as may be required by Law), Seller and Purchaser shall jointly notify customers with Jenius Bank Deposits that, subject to the terms and conditions of this Agreement, Purchaser will be assuming the Jenius Bank Deposits, except that such joint notice shall not be distributed more than 60 days before the Closing (unless required by Law). Additional joint notices may be provided by the Seller and Purchaser, including joint notices provided earlier than 60 days before the Closing. Each of Seller and Purchaser shall join in providing where appropriate, all notices to customers and all other Persons as Seller or Purchaser, as the case may be, is or are required to give under applicable Law or the terms of any agreements between Seller and any customer in connection with the transactions contemplated hereby. When requested, upon request by Purchaser, Seller will provide reasonable assistance to Purchaser in making such communications (which communications may, for the avoidance of doubt, be made by email or other form of electronic communication). Purchaser and Seller shall jointly approve in good faith the content of all notices and communications under this Section 7.11(a) prior to the distribution of any such notice and communication. Purchaser and Seller shall equally share the expenses incurred in connection with the obligations to send notices hereunder.
(b)A party proposing to send or publish any notice or communication pursuant to Section 7.11(a) shall furnish to the other party a copy of the proposed form of such notice or communication at least five Business Days in advance of the proposed date of the first mailing, posting, or other dissemination thereof to customers, and shall incorporate any changes in such notice as the other party reasonably proposes as necessary to comply with applicable Law or which the other party reasonably requests for any proper business purpose. All costs and expenses of any notice or communication sent or published by Purchaser or Seller shall be the responsibility of the party sending such notice or communication and all costs and expenses of any joint notice or communication shall be shared equally by Seller, on the one hand, and Purchaser, on the other hand.

(c)Seller will render a final statement to each depositor of a Jenius Bank Deposit account assumed under this Agreement for which statements are provided as to transactions occurring through the Effective Time.
Section 7.12Non-Solicitation of Customers. Except as contemplated by this Agreement, at any time prior to the Closing Date, Purchaser will not, and will not permit any of its Affiliates to, conduct any mass marketing or other form of solicitation which is specifically targeted to induce customers whose Jenius Bank Deposits are to be assumed by Purchaser pursuant to this Agreement to discontinue or limit their account relationships with Seller or to conduct any media or customer solicitation activities outside of the ordinary course of business of Purchaser, consistent with past practice, which are specifically targeted to induce any such customers to discontinue or limit any such relationships, it being understood and agreed that the foregoing is not intended to prohibit general advertising or solicitations directed to the public generally or other similar activities conducted in the ordinary course of business of Purchaser, consistent with past practice.
Section 7.13Seller Intellectual Property. Purchaser acknowledges and agrees that none of Purchaser or any of its Affiliates shall purchase, acquire, receive a license to or otherwise obtain any right, title or interest in, to or under any Intellectual Property owned by or licensed to Seller or any of its Affiliates. Notwithstanding anything to the contrary herein, nothing herein shall prevent, restrict or otherwise limit Purchaser or any of its Affiliates from, following the Closing, accurately stating the historical relationship between the Jenius Bank Deposits, on the one hand, and Seller or any of its Affiliates, on the other hand.
Section 7.14Data Processing. Following the Closing Date, Purchaser shall, and shall cause its Affiliates to, (a) comply with all applicable Laws with respect to data privacy or cybersecurity, including the Gramm-Leach-Bliley Act, in connection with any processing of any personal information (as each such term and any terms of similar import are defined under any such applicable Laws) related to the Jenius Bank Deposits and (b) process all such personal information in a manner consistent with all applicable privacy policies and notices in effect as of immediately prior to the Closing Date, unless and until such time as revised notices are provided to, and/or consents are obtained from, the relevant individuals as required under applicable Laws in connection with any processing (including any different or additional processing) thereof.
Section 7.15Insurance. As of the Effective Time, Purchaser shall be responsible for all insurance, fidelity and surety bonding protection for the Jenius Bank Deposits and shall have no right to access any insurance, fidelity or surety bonding maintained or previously maintained by Seller or any of its Affiliates in respect of the Jenius Bank Deposits or otherwise.
Section 7.16Release. Effective at the Closing, (a) Seller, on behalf of itself and its Affiliates (and each of its and their respective heirs, successors and assigns),

hereby releases, remises and forever discharges any and all rights, claims and Losses of any type that it or any of its Affiliates has had, now has or might now or hereafter have against Purchaser and its Affiliates, and each of their respective individual, joint or mutual, past, present and future partners, officers, directors, employees, counsel, accountants, advisors, representatives, agents, Affiliates, stockholders, successors and assigns (each, a “Purchaser Releasee”) and (b) Purchaser, on behalf of itself and its Affiliates (and each of its and their respective heirs, successors and assigns), hereby releases, remises and forever discharges any and all rights, claims and Losses of any type that it has had, now has or might now or hereafter have against Seller, and each of its individual, joint or mutual, past, present and future partners, officers, directors, employees, counsel, accountants, advisors, representatives, agents, Affiliates, stockholders, successors and assigns (each, a “Seller Releasee”), in the case of each of (a) and (b), in respect of, relating to or arising in respect of facts, circumstances or occurrences relating to the Business, the Deposits and/or the Records and occurring or arising prior to the Closing, except (1) in each case for rights, claims and Losses arising under or in connection with this Agreement, and (2) in the case of fraud. Each party, for itself, and on behalf of its partners and Affiliates, hereby irrevocably covenants to refrain from, directly or indirectly, asserting any claim or demand, or commencing, instituting or causing to be commenced or voluntarily aiding, any proceeding of any kind against any Purchaser Releasee or Seller Releasee, based upon any matter purported to be released hereby. The parties acknowledge that this Section 7.16 is not an admission of liability or of the accuracy of any alleged fact or claim. The parties expressly agree that this Section 7.16 shall not be construed as an admission in any proceeding as evidence of or an admission by any party of any violation or wrongdoing. Without limiting the effectiveness of the foregoing, upon written request from any Purchaser Releasee or Seller Releasee made promptly after the Closing, as applicable, Seller or Purchaser shall confirm (or cause their applicable Subsidiaries to confirm) in writing the scope of the foregoing release.
Section 7.17Post-Closing Matters. If after the Closing Date, Seller in good faith determines that it is obligated to honor a demand from any Person (including the IRS) for payment or remittance of any Jenius Bank Deposit assumed by Purchaser pursuant to this Agreement, or any portion thereof, and Seller notifies Purchaser of such determination, then: (i) promptly after receiving such notification, Purchaser shall freeze the Jenius Bank Deposit or portion thereof with respect to which the Purchaser was notified and not allow any additional withdrawal or use of such frozen amount of the Jenius Bank Deposit; and (ii) upon confirmation that Seller has paid or remitted the amounts for which Seller in good faith determined it was obligated to pay or remit, Purchaser shall promptly transfer such frozen amount to Seller; provided, however, that Purchaser shall not be obligated to freeze a Jenius Bank Deposit or transfer funds to Seller from such a frozen Jenius Bank Deposit to the extent that such actions would violate applicable Law.

Article VIII

TAX MATTERS
Section 8.1Tax Representations. Seller represents and warrants to Purchaser that all material Tax Returns with respect to the Jenius Bank Deposits that are required to be filed (taking into account any extension of time within which to file) before the Closing Date, have been or will be duly filed, and all material Taxes shown to be due on such Tax Returns have been or will be paid in full.
Section 8.2Proration of Taxes. For purposes of this Agreement, in the case of any Straddle Period, Taxes for the Pre-Closing Period shall be computed as if such taxable period ended as of the close of business on the Closing Date.
Section 8.3Transfer Taxes. Purchaser shall be liable for all Transfer Taxes and shall timely pay all Transfer Taxes to the relevant governmental authority. Purchaser shall indemnify Seller, within 10 days after demand therefor, for the full amount of any Transfer Taxes (including Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by the Seller or required to be paid by Purchaser and any reasonable expenses arising therefrom or with respect thereto, whether or not such Transfer Taxes were correctly or legally imposed or asserted by the relevant governmental authority. Each party’s obligations under this Section shall survive the termination of this Agreement.
Section 8.4Interest Reporting and Withholding. (a) Unless otherwise agreed to by the parties, Seller will perform any Tax reporting to applicable Taxing Authorities and holders of Jenius Bank Deposits, with respect to the period from January 1 of the year in which the Closing occurs through the Closing Date, all interest credited to, withheld from and any early withdrawal penalties imposed upon the Jenius Bank Deposits. Purchaser will report to the applicable Taxing Authorities and holders of Jenius Bank Deposits, with respect to all periods from the day after the Closing Date, all such interest credited to, withheld from and any early withdrawal penalties imposed upon the Jenius Bank Deposits. Any amounts required by any governmental agencies to be withheld from any of the Jenius Bank Deposits through the Closing Date will be withheld by Seller in accordance with applicable Law or appropriate notice from any governmental agency and will be remitted by Seller to the appropriate agency on or prior to the applicable due date. Any such withholding required to be made subsequent to the Closing Date will be withheld by Purchaser in accordance with applicable Law or appropriate notice from any governmental agency and will be remitted by Purchaser to the appropriate agency on or prior to the applicable due date.
(b) Seller shall be responsible for delivering to payees any applicable IRS notices and forms required by applicable Law with respect to information reporting and tax identification numbers required to be delivered through the Closing Date with respect to the Jenius Bank Deposits, and Purchaser shall be responsible for delivering to payees all such notices required to be delivered following the Closing Date with respect to the Jenius Bank Deposits.
Section 8.5Information Returns. At the Closing or as soon thereafter as is practicable, Seller shall provide Purchaser with a list of all Jenius Bank Deposits on which Seller is back-up withholding as of the Closing Date.
Section 8.6Cooperation. Each party shall, and shall cause its Affiliates to, provide to the other party such commercially reasonable cooperation, documentation and information relating to the Jenius Bank Deposits as either of them reasonably may request in: (a) filing any Tax Return, amended Tax Return or claim for refund and performing any tax reporting to any Taxing Authority or any holders of Jenius Bank Deposits; (b) determining a liability for Taxes or a right to refund of Taxes; (c) conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority; or (d) determining an allocation of Taxes between a Pre-Closing Period and Post-Closing Period. Each party will retain all Tax Returns, schedules and work papers, and all material records and other documents relating to Taxes relating to the Jenius Bank Deposits for Tax periods ending on or prior to the Closing Date until the expiration of the statute of limitations for the Tax periods to which the Tax Returns or other documents relate. Thereafter, the party holding such Tax Returns or other documents may dispose of them unless the other party has reasonably requested in writing to take possession of such Tax Returns and other documents at such other party’s own expense. Notwithstanding anything to the contrary contained in this Agreement, neither Seller nor any of its Affiliates shall be required to disclose to Purchaser or any of its agents or any other person the portion of any consolidated, combined, affiliated, unitary or other Tax Return or any other information relating to its Taxes that it deems confidential that does not pertain to the Jenius Bank Deposits. Purchaser shall promptly inform Seller in writing within 5 business days of any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority relating to taxable years or periods ending on or before the Closing Date. Seller shall retain the right to represent its interests relating to taxable years or periods ending on or before the Closing Date in conducting any audit, examination, contest, litigation or other proceeding by or against any Taxing Authority and to employ counsel of its choice.
Article IX

CLOSING CONDITIONS
Section 9.1Conditions to Obligations of Each Party to Close. The respective obligations of each party to effect the transactions contemplated by this Agreement are subject to the satisfaction or, where legally permitted, waiver by such party, prior to or at the Closing, of each of the following conditions:

(a)No Law, statute, rule, regulation, executive order, decree, ruling, injunction or other order shall be, or have become, effective restraining, enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated hereby.
(b)All Regulatory Approvals shall have been obtained, and any applicable waiting periods relating thereto shall have expired or been terminated early.
(c)All steps and actions shall have been taken by Purchaser and Seller such that the conversion of Jenius Bank Deposits contemplated by Section 7.6 can occur immediately after the Closing.
Section 9.2Conditions to Obligation of Seller to Close. The obligation of Seller to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in sole discretion of Seller), prior to or at the Closing, of each of the following conditions:
(a)The covenants and other agreements required by this Agreement to be complied with and performed by Purchaser on or before the Closing Date shall have been duly complied with and performed in all material respects.
(b)Each of the representations and warranties of Purchaser in Article VI shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (2) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not have, individually or in the aggregate, a material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement. (disregarding for purposes of this sentence any qualification in the text of the relevant representation or warranty as to materiality or any material adverse effect on Purchaser’s ability to consummate the transactions contemplated by this Agreement.).
(c)Seller shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Purchaser by an appropriate officer certifying that the conditions specified in Section 9.2(a) and Section 9.2(b) have been satisfied.
Section 9.3Conditions to Obligation of Purchaser to Close. Purchaser’s obligation to effect the transactions contemplated by this Agreement is subject to the satisfaction or waiver (in Purchaser’s sole discretion), prior to or at the Closing, of each of the following conditions:
(a)The covenants and agreements required by this Agreement to be complied with and performed by Seller on or before the Closing Date shall have been duly complied with and performed in all material respects.

(b)Each of the representations and warranties of Seller in Article V shall be true and correct as of the Closing Date as though made on and as of the Closing Date, except (1) that those representations and warranties which address matters only as of a particular date shall be true and correct as of such particular date and (2) where the failure of such representations and warranties in the aggregate to be so true and correct has not had, and would not have, individually or in the aggregate, a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement (disregarding for purposes of this sentence any qualification in the text of the relevant representation or warranty as to materiality or a material adverse effect on Seller’s ability to consummate the transactions contemplated by this Agreement).
(c)Purchaser shall have received at the Closing a certificate dated the Closing Date and validly executed on behalf of Seller by an appropriate officer of Seller certifying that the conditions specified in Section 9.3(a) and Section 9.3(b) have been satisfied.
Article X

TERMINATION
Section 10.1Termination. This Agreement may be terminated at any time prior to the Closing Date:
(a)by mutual written consent of Purchaser and Seller;
(b)by Purchaser or Seller if (1) any Governmental Entity that must grant a Regulatory Approval has denied such Regulatory Approval, and such denial has become final and nonappealable or (2) any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement, unless, in either case, such denial of approval or issuance of such order arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such party in this Agreement; provided that failure to obtain a Regulatory Approval as a result of a party’s breach of Section 7.2, without regard to the materiality thereof, shall not give such party any right to terminate this Agreement.
(c)by Purchaser or by Seller, if the Closing shall not have occurred on or before the Outside Date, unless the failure of the Closing to occur by such date arises out of, or results from, a material breach by the party seeking to terminate this Agreement of any representation, warranty, covenant or agreement of such party in this Agreement (including any breach of Section 7.2, without regard to the materiality thereof); and
(d)(1) by Purchaser, if Seller has breached any of its covenants or agreements or any of their representations or warranties of this Agreement, which breach,

individually or in the aggregate, would cause the conditions set forth in Section 9.3(a) or Section 9.3(b) to be not satisfied, and such breach is not cured within thirty (30) days following written notice to Seller or by the Outside Date, whichever is earlier, or cannot, by its nature, be cured prior to the Outside Date; provided that Purchaser is not then in material breach of any representation, warranty, covenant or other agreement of this Agreement that would cause the conditions set forth in Section 9.2(a) or Section 9.2(b) to not be satisfied or (2) by Seller, if Purchaser has breached any of its covenants or agreements or any of its representations or warranties of this Agreement, which breach, individually or in the aggregate, would cause the conditions set forth in Section 9.2(a) or Section 9.2(b) to not be satisfied, and such breach is not cured within thirty (30) days following written notice to Purchaser or by the Outside Date, whichever is earlier, or cannot, by its nature, be cured prior to the Outside Date; provided that Seller is not then in material breach of any representation, warranty, covenant or other agreement of this Agreement that would cause the conditions set forth in Section 9.3(a) or Section 9.3(b) to not be satisfied.
Section 10.2Effect of Termination. In the event of termination of this Agreement as provided in Section 10.1, this Agreement shall forthwith become void and have no effect, and none of Seller, Purchaser, any of their respective Affiliates or any of the partners, officers, directors or stockholders of any of them shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby, except (a) this Section 10.2, Article XI and any relevant definitions shall survive any termination of this Agreement and (b) notwithstanding anything to the contrary of this Agreement, neither Purchaser nor Seller shall be relieved or released from any liabilities or damages arising out of its fraud or intentional and willful breach of this Agreement.
Article XI

MISCELLANEOUS
Section 11.1Survival. The covenants and agreements contained in this Agreement that are to be performed after the Closing shall survive the Closing in accordance with their respective terms. The representations and warranties in this Agreement shall survive the Closing until that date which is six (6) months after the Closing Date. The covenants and agreements contained in this Agreement that are to be performed prior to the Closing shall survive the Closing until that date which is six (6) months after the Closing Date.
Section 11.2Indemnification by Seller.
(a)     Seller agrees that from and after the Closing it shall indemnify, defend and hold harmless Purchaser from, against and in respect of any Losses imposed on, sustained, incurred or suffered by Purchaser, whether in respect of third-party claims or otherwise, directly or indirectly relating to, or arising out of:

(1)any breach of any representation or warranty made by Seller under Article V; and
(2)any breach of any covenant or agreement of Seller contained in this Agreement.
(a)Seller shall not have any liability pursuant to Section 11.2(a)(1) for (i) any claim for Losses for any individual claim (or group of related claims) less than $50,000 (each a “de minimis loss”) or (ii) any claim for Losses unless the indemnifiable Losses therefrom exceed an aggregate amount equal to $100,000, and then only for Losses in excess of that amount and up to an aggregate amount equal to fifteen percent (15%) of the Deposit Premium.
Section 11.3Indemnification by Purchaser.
(a)    Purchaser agrees that from and after the Closing it shall indemnify, defend and hold harmless Seller from, against and in respect of any Losses imposed on, sustained, incurred or suffered by, or asserted against, Seller and any of its Affiliates, whether in respect of third-party claims or otherwise, directly or indirectly, relating to, or arising out of:
(1)any breach of any representation or warranty made by Purchaser under Article VI; and
(2)any breach of any covenant or agreement of Purchaser contained in this Agreement.
(a)Purchaser shall not have any liability pursuant to Section 11.3(a)(1) for (i) any de minimis loss or (ii) any claim for Losses unless the indemnifiable Losses therefrom exceed an aggregate amount (including all Losses attributable to Purchaser) equal to $100,000, and then only for Losses in excess of that amount and up to an aggregate amount equal to fifteen percent (15%) of the Deposit Premium.
Section 11.4Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.2 or Section 11.3 (the “Indemnified Party”) agrees to give prompt written notice to the party against whom indemnity is to be sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any action by any third party (“Third Party Claim”) in respect of which indemnity may be sought under Section 11.2 or Section 11.3, as applicable. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party.
(a)The Indemnifying Party shall be entitled to participate in the defense of any Third Party Claim and, subject to the limitations set forth in this Section 11.4, shall be entitled to control and appoint lead counsel for such defense, in each case at its own expense.
(b)If the Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 11.4, (i) the Indemnified Party may retain separate co-counsel approved by Seller (such approval not to be unreasonably withheld, conditioned or delayed) at its sole cost and expense and participate in the defense of the Third-Party Claim; provided that, in such event the Indemnifying Party shall pay the fees and expenses of such separate counsel if (1) in the sole determination of the Indemnifying Party, representation of both the Indemnifying Party and the Indemnified Party by the same counsel could create a conflict of interest or (2) there are specific defenses or claims available to the Indemnified Party which are different from or additional to those available to the Indemnifying Party and which could be materially adverse to the Indemnifying Party, or (ii) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld, conditioned, or delayed) before entering into any settlement of such Third Party Claim, if the settlement does not expressly unconditionally release the Indemnified Party and its Affiliates from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or any of its Affiliates. The fees and expenses of such separate counsel shall be paid by the Indemnified Party.
(c)The Indemnified Party shall not admit liability in respect of any Third Party Claim, nor enter into any settlement of such Third Party Claim, without the prior written consent of the Indemnifying Party (such consent not to be unreasonably withheld, conditioned or delayed).
(d)Each party shall cooperate, and cause its Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish, or cause to be furnished, such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
Section 11.5Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.2 or Section 11.3, as applicable, against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give notice in writing of such claim to the Indemnifying Party within 15 business days of service of process to the Indemnified Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have adversely prejudiced the Indemnifying Party. Following such notice, the parties shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved by litigation in an appropriate court of jurisdiction determined pursuant to Section 11.20.
Section 11.6Calculation of Damages. (a) The amount of any Losses payable under Section 11.2 or Section 11.3, as applicable, by the Indemnifying Party shall be net of any amounts recovered or recoverable by the Indemnified Party or its Affiliates under applicable insurance policies or from any other Person alleged to be responsible therefor. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or out-of-pocket expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount.
(a)The Indemnifying Party shall not be liable under Section 11.2 or Section 11.3, as applicable, for any Losses relating to any matter to the extent that such matter has been taken into account in connection with an adjustment to the Closing Payment under Section 3.2(d).
(b)Each Indemnified Party must mitigate in accordance with applicable Law any Losses for which such Indemnified Party seeks indemnification under this Agreement. If such Indemnified Party mitigates its Losses after the Indemnifying Party has paid the Indemnified Party under any indemnification provision of this Agreement in respect of that Loss, the Indemnified Party must notify the Indemnifying Party and pay to the Indemnifying Party the extent of the value of the benefit to the Indemnified Party of that mitigation (less the Indemnified Party’s reasonable costs of mitigation) within two (2) Business Days after the benefit is received.
Section 11.7No Right to Set-Off. Purchaser, on its own behalf and on behalf of its Affiliates, hereby unconditionally and irrevocably waives any rights of set-off, netting, offset, recoupment, or similar rights that Purchaser and its Affiliates have or may have with respect to the payment of the Closing Payment or any other payments to be made by Purchaser pursuant to this Agreement. In connection with the foregoing, each party hereto hereby agrees, on behalf of itself and all of its Affiliates, that in no event shall any Indemnified Party be entitled to indemnification hereunder in respect of any claim, item or other matter unless and until such claim, item or other matter has been Finally Determined.
Section 11.8Exclusivity. (a) Except as specifically set forth in this Section 11.8 or in the case of fraud, and effective as of the Closing, Purchaser, on behalf of itself and its Affiliates, waives any rights and claims (whether absolute or contingent, liquidated or unliquidated, known or unknown, determined, determinable or otherwise) Purchaser or any of its Affiliates may have against Seller or any Seller Releasee, whether in law or in equity, relating to the Business, the Deposits, the Records, this Agreement or the transactions contemplated hereby. Except as specifically set forth in this Section 11.8 or in the case of fraud, the rights and claims waived by Purchaser and its Affiliates include, without limitation, claims for contribution or other rights of recovery, claims for breach of contract, breach of representation or warranty, negligent misrepresentation and all other claims for breach of duty. After the Closing, Section 8.3, Section 11.2, Section 11.3 and Section 11.11 will provide the exclusive remedy for any claim arising out of this Agreement or the transactions contemplated hereby (other than claims with respect to the determination of the adjustment of the Closing Payment, which shall be resolved in accordance with Section 3.2).
Section 11.9Entire Agreement; Amendment. All Exhibits (attached hereto and as executed) and Schedules hereto shall be deemed to be incorporated into and made part of this Agreement. This Agreement, together with the Exhibits and Schedules hereto, the Confidentiality Agreement contain the entire agreement and understanding among the parties with respect to the subject matter hereof (and supersede any prior agreements, arrangements or understandings among the parties with respect to the subject matter hereof) and there are no agreements, representations or warranties which are not set forth in this Agreement. This Agreement may not be amended or revised except by a writing signed by Seller and Purchaser.
Section 11.10Binding Effect; Assignment; No Third-Party Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Except as otherwise expressly provided in this Agreement, neither this Agreement nor any of the rights or obligations hereunder may be assigned or delegated, in whole or in part, by operation of law or otherwise, by any party hereto without the prior written consent of the other party hereto, and any such assignment without such prior written consent will be void and of no effect; provided, that, Seller may transfer or assign its rights and obligations under this Agreement to any successor, including to any Affiliate of Seller in the event that Seller is wound down or ceases to operate. The parties hereto intend that this Agreement shall not benefit or create any right or cause of action in or on behalf of any person other than the parties hereto.
Section 11.11Specific Performance. The parties hereto acknowledge and agree that: (a) monetary damages could not adequately compensate any party hereto in the event of a breach of this Agreement by any other party which results in the failure of the transactions contemplated by this Agreement to be consummated by the Outside Date; (b) the non-breaching party would suffer irreparable harm in the event of such a breach with such an effect; and (c) the non-breaching party shall have, in addition to any other rights or remedies it may have at law or in equity, specific performance and injunctive relief as a remedy for the enforcement hereof. The parties agree to not seek, and agree to waive, any requirement for the securing or posting of a bond in connection with the party’s seeking or obtaining any relief pursuant to this Section 11.11.

Section 11.12Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when two (2) or more counterparts hereof, individually or taken together, shall bear the signatures of all of the parties reflected hereon as the signatories. The execution and delivery of this Agreement may be effected by facsimile or any other electronic means such as “.pdf” or “.jpg” files.
Section 11.13Notices. All notices, request, demands and other communications required hereunder shall be in writing and shall be deemed to have been duly given or made if delivered personally, sent by email (if such e-mail states it is a notice delivered pursuant to this Agreement and is confirmed by telephone), or sent by overnight courier, as follows:
If to Seller, to:
SMBC Legal Department
277 Park Ave
New York, NY 10172
Attention:     Scott Flood
        Erin Curtiss
Email:        smbclitigationteam@smbcgroup.com

with a copy (which shall not constitute notice) to:
Davis Polk & Wardwell LLP
450 Lexington Ave
New York, New York 10017
Attention:     Luigi De Ghenghi
        Lee Hochbaum
        Eric McLaughlin
Email:        luigi.deghenghi@davispolk.com
        lee.hochbaum@davispolk.com
        eric.mclaughlin@davispolk.com

and if to Purchaser addressed to:
Axos Bank
4350 La Jolla Village Drive, Suite 140

San Diego, CA 92122
Attention:     Eshel Bar-Adon
Email:        EBar-Adon@axosbank.com

with a copy to:
Derrick Walsh
Email:        DWalsh@axosbank.com

Any party may change the address or fax number to which such communications are to be sent to it by giving written notice of change of address to the other party in the manner provided above for giving notice.
Section 11.14Provisions Separable. The provisions of this Agreement are independent of and separable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is found by a court or other Governmental Entity of competent jurisdiction to be invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefore in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other persons, entities or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability, of such provision, or the application thereof, in any other jurisdiction.
Section 11.15Expenses. Except as otherwise expressly set forth in this Agreement, all fees and expenses payable in connection with the consummation of the transactions contemplated by this Agreement shall be the sole liability of the party incurring such fees and expenses.
Section 11.16Deadlines. If the last day of the time period for the giving of any notice or the taking of any action required under this Agreement falls on a day that is not a Business Day, the time period for giving such notice or taking such action shall be extended through the next Business Day following the original expiration date of such.
Section 11.17Delays or Omissions. Any waiver, permit, consent or approval of any kind or character of any breach or default under this Agreement, or any waiver of any provision or condition of this Agreement shall be effective only to the extent specifically set forth in writing and signed by the party against whom the waiver, permit, consent or approval is to be effective. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof (except to the extent that the other party suffers significant prejudice if the right, power or privilege is enforced) nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. Notwithstanding any provision set forth in this Agreement, no party hereto shall be required to take any action or refrain from taking any action that would cause it to violate any applicable Law, statute, legal restriction, regulation, rule or order or any Governmental Entity.
Section 11.18Currency Matters. All payments hereunder shall be made in U.S. dollars and shall be made by wire transfer or any other method that provides for immediately available funds.
Section 11.19Waiver of Jury Trial. EACH PARTY HERETO HEREBY WAIVES TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY OF THEM AGAINST THE OTHER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT, OR THE ADMINISTRATION THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED IN THIS AGREEMENT, OR ANY OTHER AGREEMENTS EXECUTED IN CONNECTION WITH THIS AGREEMENT. NO PARTY TO THIS AGREEMENT SHALL SEEK A JURY TRIAL IN ANY LAWSUIT, PROCEEDING, COUNTERCLAIM, OR ANY OTHER LITIGATION PROCEDURE BASED UPON, OR ARISING OUT OF, THIS AGREEMENT OR ANY RELATED INSTRUMENTS, OR THE RELATIONSHIP BETWEEN THE PARTIES. NO PARTY WILL SEEK TO CONSOLIDATE ANY SUCH ACTION, IN WHICH A JURY TRIAL HAS BEEN WAIVED, WITH ANY OTHER ACTION IN WHICH A JURY TRIAL CANNOT BE OR HAS NOT BEEN WAIVED. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCUSSED BY THE PARTIES HERETO, AND THESE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES. EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH PARTY UNDERSTANDS AND HAS

CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.
Section 11.20Governing Law; Consent to Jurisdiction. THIS AGREEMENT WILL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND WHOLLY TO BE PERFORMED IN SUCH STATE. EACH PARTY HERETO, TO THE EXTENT IT MAY LAWFULLY DO SO, HEREBY SUBMITS TO THE JURISDICTION OF ANY COURT OF THE STATE OF NEW YORK LOCATED IN THE BOROUGH OF MANHATTAN IN NEW YORK CITY AND THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AS WELL AS TO THE JURISDICTION OF ALL COURTS FROM WHICH AN APPEAL MAY BE TAKEN OR OTHER REVIEW SOUGHT FROM THE AFORESAID COURTS, FOR THE PURPOSE OF ANY SUIT, ACTION OR OTHER PROCEEDING ARISING OUT OF SUCH PARTY’S OBLIGATIONS UNDER OR WITH RESPECT TO THIS AGREEMENT OR ANY OF THE AGREEMENTS, INSTRUMENTS OR DOCUMENTS CONTEMPLATED HEREBY (OTHER THAN THE CONFIDENTIALITY AGREEMENT), AND EXPRESSLY WAIVES ANY AND ALL OBJECTIONS IT MAY HAVE AS TO VENUE IN ANY OF SUCH COURTS.
Section 11.21Non-Recourse. All liabilities or actions (whether in contract or in tort, in law or in equity, or granted by statute) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement, or the negotiation, execution, or performance of this Agreement (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement), may be made only against (and such representations and warranties are those solely of) the persons that are expressly identified as parties in the preamble to this Agreement, except in the event of fraud by a person. To the maximum extent permitted by Law, each party hereto hereby waives and releases all such liabilities or actions against any past, present or future partner, equityholder, Affiliate, representative or assignee of the parties or employees and officers of a party or its Affiliates (including, with respect to partners of Seller, in respect of any judgment against Seller by virtue of such person’s status as a past, present or future general partner of Seller), except in the event of fraud by a person.
[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each of the parties hereto has caused this Agreement to be duly executed as of the date first above written.

SMBC MANUBANK
By:/s/ Takeshi Okamoto
Name: Takeshi Okamoto
Title: Chief Executive Officer

AXOS BANK
By:    /s/ Gregory Garrabrants
Name: Gregory Garrabrants
Title: Chief Executive Officer
[Signature Page to Purchase Agreement]